EXHIBIT 23.1

           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 Amendment No. 1 of our report dated March 5, 1998 appearing on page F-2 of JW Charles Financial Services, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1997. We also consent to the use of our report dated April 16, 1998 on the financial statement of JWGenesis Financial Corp. as of January 16, 1998 included in this Registration Statement.
We also consent to the references to us under the heading "Experts" in such Prospectus.



/s/ PRICE WATERHOUSE LLP


Tampa, Florida
May 11, 1998